Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO RELEASES ANNUAL RESULTS

CRANFORD, NJ, March 28, 2007 – Metalico, Inc. (AMEX:MEA) has released its Annual Report on Form 10-K for 2006, including final audited financial statements.

The Company previously reported a record year for revenue, operating income and earnings per share on unaudited results on March 9, 2007 ahead of its scheduled earnings call on that date. The financial statements in the 10-K are updated to reflect the completion of Metalico’s annual audit.

Compared to the unaudited information released previously, Metalico’s net income for the quarter and year increased by $280,000 to $2,104,000 and $10,328,000, respectively, and diluted earnings per share rose by one cent to $.08 and $.40, respectively. EBITDA grew by $370,000 to $3,803,000 and $24,163,000, respectively. Financial highlights for the year are included in the selected historical financial data attached to this press release.

The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization, other income and expense, stock-based compensation, minority interests and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables. Metalico’s results for all periods have been adjusted for its Gulf Coast Recycling divestiture during the second quarter of 2006 as Gulf Coast’s results of operations have been reclassified as discontinued operations.

Metalico, Inc. is a rapidly growing holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates six recycling facilities through New York State and five lead fabrication plants in four states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to commodity pricing. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three	Three	Year	Year
	Months Ended	Months Ended	Ended	Ended
Selected Income Statement Data:	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Revenue	$47,757	$38,172	$207,655	$155,237

Costs and expenses:
Operating expenses	40,249	30,811	170,090	126,150
Selling, general & administrative expenses	3,777	2,900	13,772	11,492
Depreciation & amortization	1,053	966	4,010	3,877

	45,079	34,677	187,872	141,519

Operating income	2,678	3,495	19,783	13,718

Interest expense	(424)	(528)	(2,197)	(2,527)
Other income	145	(16)	226	345

	(279)	(544)	(1,971)	(2,182)

Income from continuing operations before income taxes and minority interest	2,399	2,951	17,812	11,536
Provision for income taxes	413	1,454	6,258	4,603

Income from continuing operations before minority interest	1,986	1,497	11,554	6,933
Minority interest in losses of consolidated subsidiaries	65	—	65	-

Income from continuing operations	2,051	1,497	11,619	6,933
Discontinued operations:
Gain\(Loss) from discontinued operations	53	(542)	(1,851)	(1,344)
Gain on sale of discontinued operations	—	—	560	-

	53	(542)	(1,291)	(1,344)

Net income	$2,104	$955	$10,328	$5,589

Diluted earnings per common share:
Net income	$0.08	$0.04	$0.40	$0.23

Diluted weighted average common shares outstanding:	26,235,222	26,035,926	26,016,562	24,317,088

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	December 31,	December 31,
	2006	2005
Assets:

Current Assets	$45,967	$39,212
Property Plant & Equipment, net	29,214	28,178
Intangible and Other Assets	43,226	34,047

Total Assets	$118,407	$101,437

Liabilities & Stockholders’ Equity:

Current Liabilities	$22,072	$23,181
Debt & Other Long Term Liabilities	17,896	22,245

Total Liabilities	39,968	45,426
Minority Interest	4,726	-
Redeemable Common Stock	—	1,000
Stockholders’ Equity	73,713	55,011

Total Liabilities & Stockholders’
Equity	$118,407	$101,437

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, income taxes, depreciation, amortization, other income and expense, stock based compensation, minority interests and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

			Year	Year
	Three Months	Three Months Ended	Ended	Ended
	Ended	December 31,	December 31,	December 31,
	December 31, 2006	2005	2006	2005
	(UNAUDITED)
	($thousands)
EBITDA	$3,803	$4,490	$24,163	$17,678
Less: Interest expense	424	528	2,197	2,527
Stock based compensation	72	29	370	83
Provision for federal and state income taxes	413	1,454	6,258	4,603
Depreciation and amortization	1,053	966	4,010	3,877
Minority interest	(65)	—	(65)	-
Other (income) expense	(145)	16	(226)	(345)
Discontinued operations, net	(53)	542	1,291	1,344

Net income	$2,104	$955	$10,328	$5,589